EXHIBIT 23.1
CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
We hereby consent to the incorporation by reference in SINA Corporation’s Registration Statement on Form F-3 of our report dated June 29, 2009, except with respect to our opinion on the consolidated financial statements insofar as it relates to the effects of the change in accounting for non-controlling interests and convertible debt instruments described in Note 2, as to which the date is December 23, 2009, relating to the consolidated financial statements and the effectiveness of internal control over financial reporting, which appears on Form 6-K filed with the Securities and Exchange Commission on December 23, 2009. We also consent to the reference to us under the heading “Experts” in such Registration Statement.
/s/ PricewaterhouseCoopers Zhong Tian CPAs Limited Company
PricewaterhouseCoopers Zhong Tian CPAs Limited Company
Beijing, the People’s Republic of China
December 23, 2009